Exhibit 99.1

News Release

Torchmark Corporation	•	2001 Third Avenue South	•	Birmingham, Alabama 35233

Contact: Joyce Lane		972-569-3627		NYSE Symbol: TMK

TORCHMARK CORPORATION

TO MOVE HEADQUARTERS TO MCKINNEY, TEXAS

McKinney, Texas, March 22, 2006–Torchmark Corporation (NYSE: TMK) announced today in a ceremony that included Texas Secretary of State Roger Williams, that it is moving its corporate headquarters to McKinney, Texas, from Birmingham, Alabama. McKinney, a north Dallas suburb, has been the home of one of Torchmark’s subsidiaries, United American Insurance Company, since 1996. Torchmark also has major subsidiaries in Birmingham, Oklahoma City, Oklahoma, and Waco, Texas.

Torchmark also announced that early this summer it will break ground on a $27 million, 150 thousand square-foot facility at its McKinney location that is the first stage of a major consolidation program of its subsidiaries’ marketing and administrative functions, including a centralized computer processing and customer service center. By early 2010, the Company expects the consolidation program will have resulted in at least 500 additional new or relocated employees at the McKinney location. The Company currently has over 600 full-time positions at the McKinney location.

Secretary of State Williams announced at the ceremony that Torchmark will receive $2 million from the Texas Enterprise Fund. Representatives of the City of McKinney announced that Torchmark will receive $1.6 million from the McKinney Economic Development Corporation, $1 million from the McKinney Community Development Corporation and tax abatements totaling $530 thousand over a ten year period.

Torchmark Chairman and CEO Mark McAndrew said, “We have found McKinney, the DFW area and the State of Texas to be very conducive to the growth and success of our businesses. With the business-friendly environment, easy transportation access and a family-oriented community, it just makes good business sense to consolidate our administration here.”

Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Torchmark has several nationally recognized insurance subsidiaries. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income Life provides individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of supplemental health insurance.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
	Phone:	972/569-3627
	FAX:	972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com